Exhibit 10.35

THIRD AMENDMENT

TO THE

ENCANA (USA) RETIREMENT PLAN

(Amended and Restated Effective March 14, 2014)

1. Plan Sponsor: Encana Services Company Ltd. (the “Plan Sponsor”).

2. Amendment of Plan: Pursuant to the authority of the undersigned and the provisions of Section 13.1 of the Encana (USA) Retirement Plan (the “Plan”), the following Amendment to the Plan is adopted, effective as of the dates set forth below.

A. Effective December 31, 2015, the Plan is amended to reflect the merger of the Athlon 401(k) Plan into the Plan.

B. Schedule C of the Plan is amended, effective December 31, 2015 to read as attached hereto.

3. Terms and Conditions of Plan: Except for the above amendment, all terms and conditions of the Plan are unamended and shall remain in full force and effect.

3. Execution: This Third Amendment has been executed on the date set forth below.

ENCANA SERVICES COMPANY LTD. Plan Sponsor

By:	/s/ Christopher J. Casebolt
Christopher J. Casebolt

Title:	Chair, U.S. Benefit Plans Administration Committee

Date:	12/28/2015

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ENCANA (USA) RETIREMENT PLAN

SCHEDULE C -

PROTECTED BENEFITS

I.	IN-SERVICE WITHDRAWAL OF AFTER-TAX CONTRIBUTIONS

Notwithstanding anything in the Plan to the contrary, if after-tax contributions were transferred to the Plan pursuant to a plan merger or trust-to-trust transfer, a Participant may request an in-service withdrawal of all or a portion of the Participant’s Account which represents such after-tax contributions. For purposes of the preceding sentence, “after-tax contributions” do not include Roth Contributions.

II.	PROTECTED BENEFITS FOR ATHLON PLAN ACCOUNTS

This section applies to the accounts transferred to the Plan from the Athlon 401 (k) Plan (the “Athlon Plan”) in connection with the merger of the Athlon Plan into the Plan effective as of December 31, 2015. Any account transferred from the Athlon Plan will be called the Participant’s “Athlon Accounts” and will be entitled to the protected benefit features contained in this Section II of Schedule C. The Athlon Accounts will be subject to the regular provisions of the Plan as modified by this Section II of Schedule C.

Participant Accounts

Pursuant to Section 5.1(h) of the Plan, an Athlon Account (defined above) also qualifies as a Participant Account for those Participants who have an Athlon Account as a result of the merger.

Optional Forms

In addition to the optional forms of distribution available under Section 7.3 of the Plan, Athlon Accounts may be distributed in the following optional forms:

Fixed Payment Installment Option. The fixed payment installment option is an optional form of benefit under which the Participant elects to receive a specified dollar amount each year. The annual payment may be paid in annual, semi-annual, quarterly, or monthly installments as elected by the Participant. The Participant may elect to receive additional payments. The amount payable must satisfy minimum distribution requirements.

In-Service Withdrawals

In addition to the in-service withdrawals available under Section 8.2 of the Plan, Athlon Accounts may be subject to the following additional in-service withdrawal option for qualified Participants:

Qualified Reservist Distribution. A Participant who is called to active military duty and who is otherwise eligible, is entitled to an in-service withdrawal in the form of a Qualified Reservist Distribution as defined in Code Section 72(t)(2)(G)(iii).

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Hardship Withdrawals

Hardship withdrawals under Section 8.3 are available from vested amounts in the following source components of Athlon Accounts: elective deferrals, matching contributions (other than QMACs) and discretionary employer contributions, if any.

* * * * End of Schedule C * * * *

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